Exhibit 10.2

Term Sheet
This binding term sheet sets forth the key terms of employment between you and S&P Global Inc., as approved by the Compensation and Leadership Development Committee of the S&P Global Board of Directors.

Name	Martina Cheung (“you”).
New S&P Global Position
Chief Executive Officer and President, reporting to the Board of Directors (the “Board”) of S&P Global Inc. (“S&P Global” or the “Company”), effective as of November 1, 2024, and member of the Board, effective as of July 1, 2024.

Location	New York City, Headquarter Office.
Annual Base Salary	$1,000,000, effective as of November 1, 2024.
Short-Term Incentive Bonus
You will be eligible to participate in the S&P Global Key Executive Short-Term Incentive Compensation Plan (“STIC”), with an initial target incentive opportunity of $2,250,000, effective as of November 1, 2024. Actual payment under the STIC will be based on the degree of achievement of established S&P Global objectives and your individual performance and contribution, subject to the standard STIC plan terms and conditions.
Your current STIC bonus opportunity for the 2024 year prior to November 1, 2024 shall be prorated, and remain subject to the standard STIC plan terms and conditions.

Long-Term Incentive Compensation (Equity)
You will be eligible to participate in the S&P Global Inc. Stock Incentive Plan (the “Long-Term Incentive Program”) with an initial target long-term incentive award opportunity of $9,000,000, effective as of January 1, 2025 for the 2025 annual award grant cycle, which shall be granted on the Company’s 2025 annual award grant date (March 1, 2025).
Long-Term Incentive Program awards will be subject to the standard S&P Global Stock Award terms and conditions.

Executive Severance Plan
You will continue to participate in the Company’s Senior Executive Severance Plan, as may be amended or any successor plan (“Severance Plan”), and your designation for purposes of participation in the Severance Plan will be Chief Executive Officer.

Benefits	You will be eligible to receive benefits made available to S&P Global Level 22 (or equivalent) employees (i.e., as Chief Executive Officer).

Perquisites & Private Jet
In addition to the standard benefits, you will be entitled to all perquisites made available to S&P Global’s Chief Executive Officer, which currently include: First Class air travel for Company business, a car and driver, financial counseling, tax counseling and return preparation, estate planning, participation in the Company’s executive health initiative, supplemental death and disability benefits, and charitable contribution (up to $25K per year) matching.

You shall also be eligible to use the Company’s private jet in accordance with the Company’s Use of Corporate Aircraft Policy, as may be amended from time to time.

Standard Executive Committee ‘Agreement for the Protection of Company Interests’
You acknowledge and agree that terms and conditions set forth in Appendix 1 to this term sheet (the ‘Agreement for the Protection of Company Interests’) are incorporated into, and are part of, the terms and conditions of this term sheet. You acknowledge that you have reviewed and understand the terms of the Agreement for the Protection of Company Interests, and that by signing this term sheet you are accepting its terms, including the non-compete, non-solicitation of employees, confidentiality and ownership of information provisions.

Stock Ownership Guidelines & Section 16 Reporting
You acknowledge and agree that you will be subject to the Company’s Stock Ownership Guidelines, as they may be amended from time to time, as applicable to the role of Chief Executive Officer. A copy of the policy is included for your reference as Appendix 2 to this term sheet.

You will also continue to be subject to the SEC Section 16 Group requirements, described in the Securities Trading Policy (Windows Group).

Compensation Clawback	The Company reserves the right to forfeit, recover or delay payment of awards under the terms of the Company’s clawback policies. Both short-term and long-term performance awards are subject to claw backs. You hereby agree that you are subject to the Company’s clawback policies, as in effect from time to time.
Tax Withholding	All payments hereunder shall be subject to applicable tax withholdings.

By signing below, the parties agree that this term sheet will be binding upon the parties as of the date set forth below.

S&P GLOBAL INC.	EXECUTIVE
By: /s/ Dick Thornburgh Name: Dick Thornburgh By: /s/ Douglas Peterson Name: Douglas Peterson	By: /s/ Martina Cheung Name: Martina Cheung
Date: June 25, 2024

3